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EXHIBIT 21

LIST OF SUBSIDIARIES

As of January 13, 2003

Name of Subsidiary	State or Jurisdiction of Incorporation
GameTech Canada Corporation	Nova Scotia
GameTech Arizona Corporation	Arizona

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  EXHIBIT 21